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                                                                    Exhibit 9(l)

February 23, 2007

Janus Adviser Series
151 Detroit Street
Denver, CO 80206-4805

Re: Public Offering of Janus Institutional Money Market Fund, Janus Institutional Government Money Market Fund, and Janus Institutional Cash Management Fund (each a "MM Fund" and collectively, the "MM Funds")

Ladies and Gentlemen:

I have acted as chief legal counsel for Janus Adviser Series, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission of a post-effective amendment to the Trust's registration statement with respect to the proposed sale of shares of beneficial interest, $0.001 par value (the "Shares") offered by each MM Fund. Janus Institutional Money Market Fund and Janus Institutional Government Money Market Fund offer Primary Shares, Select Shares, Service Shares, Institutional Shares and Premium Shares. Janus Institutional Cash Management Fund offers Premium Shares and Institutional Shares.

I have examined the Trust's Amended and Restated Trust Instrument and Bylaws, as amended, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid post-effective amendment to the Trust's registration statement, such Shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Trust in connection with the filing of such post-effective amendment to the Trust's registration statement to establish and designate each MM Fund and its Shares with the Securities and Exchange Commission (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Very truly yours,


/s/ Stephanie Grauerholz-Lofton
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Stephanie Grauerholz-Lofton
Chief Legal Counsel, Vice President
and Secretary